Exhibit 2.3

SECOND SUPPLEMENTAL INDENTURE

dated as of June 27, 2022

between

GEOPARK LIMITED

as Issuer

THE BANK OF NEW YORK MELLON

as Trustee, Registrar, Transfer Agent and Paying Agent

_____________________________

5.500% Senior Notes due 2027

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of June 27, 2022, between GeoPark Limited (the “Issuer”), an exempted company incorporated under the laws of Bermuda and The Bank of New York Mellon, as Trustee, Registrar, Paying Agent and Transfer Agent (the “Trustee”).

RECITALS

WHEREAS, the Issuer and the Trustee entered into an Indenture, dated as of January 17, 2020 (as amended, modified and/or supplemented from time to time, the “Indenture”), relating to the Issuer’s 5.500% Senior Notes due 2027 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides, with exceptions not here applicable, that the Issuer and the Trustee may amend or supplement the Indenture with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes;

WHEREAS, pursuant to a solicitation of consents by the Issuer as set forth in the Consent Solicitation Statement dated June 8, 2022 relating to the Notes (the “Statement”), the Holders of a majority in aggregate principal amount of the outstanding Notes have consented to the execution and delivery of this Supplemental Indenture, and the execution and delivery of this Supplemental Indenture is permitted by Section 9.02 of the Indenture;

WHEREAS, all things necessary to make this Supplemental Indenture legal, valid and binding obligation of the Issuer according to its terms have been done; and

WHEREAS, the Issuer hereby requests that the Trustee join with the Issuer in the execution of this Supplemental Indenture and the Issuer has provided the Trustee with a Board Resolution authorizing the execution of and approving this Supplemental Indenture;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

ARTICLE 1

RELATION TO INDENTURE; DEFINITIONS

Section 1.01Relation to Indenture. This Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.02Definitions. For all purposes of this Supplemental Indenture, capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Indenture.

Section 1.03General References. Unless otherwise specified or unless the context otherwise requires, (i) all references in this Supplemental Indenture to Articles and Sections refer to the corresponding Articles and Sections of this Supplemental Indenture and (ii) the terms “herein”, “hereof”, “hereunder” and any other word of similar import refer to this Supplemental Indenture.

ARTICLE 2

AMENDMENTS

Section 2.01Effectiveness of Amendments. With respect to the Notes, Articles One and Four of the Indenture are hereby amended as set forth below in this Article 2. The amendments to the Indenture effected pursuant to this Article Two shall not become operative with respect to the Indenture and the Notes issued thereunder until the Trustee receives an Officers’ Certificate to the effect that payment of the applicable Consent Fees (as defined in the Statement) has been made with respect to each Note for which a Consent Fee is payable.

Section 2.02Definitions. Section 1.01 of the Indenture is hereby amended by inserting the following defined term in its appropriate alphabetical position:

“Reset Date” means June 27, 2022, the date of execution of the second supplemental indenture to this Indenture by and between the Issuer and the Trustee.

Section 2.03Limitation on Restricted Payments. Each of Section 4.08(a), 4.08(b) and 4.08(d) of the Indenture is hereby replaced in its entirety with the following:

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments and other actions described in the following paragraphs being collectively “Restricted Payments”):

(i) declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in Qualified Equity Interests) held by Persons other than the Issuer or any of the Restricted Subsidiaries;

(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by Persons other than the Issuer or any of the Restricted Subsidiaries;

(iii) repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt except a payment of interest or principal at Stated Maturity; or

(iv) make any Investment other than a Permitted Investment; unless, at the time of, and after giving effect to, the proposed Restricted Payment:

(A) no Default has occurred and is continuing,

(B) the Issuer could Incur at least US$1.00 of Debt under Section 4.07(a), and

(C) the aggregate amount expended for all Restricted Payments made on or after the Issue Date would not, subject to clause (c), exceed the sum of:

(1) 50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on January 1, 2021 and ending on the last day of the Issuer’s most recently completed fiscal quarter for which internal financial statements are available, plus

(2) subject to clause (c), the aggregate net cash proceeds and the fair market value of property other than cash received by the Issuer (other than from a Subsidiary) after the Issue Date from:

(x)the issuance and sale of Qualified Equity Interests of the Issuer, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of the Issuer, or

(y)any contribution to its common equity, plus

(3) an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:

(x)the cash return, after the Issue Date, on Investments in an Unrestricted Subsidiary made after the Issue Date pursuant to this clause (a) as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), plus

(y)the portion (proportionate to the Issuer’s equity interest in such Unrestricted Subsidiary) of the fair market value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made after the Issue Date by the Issuer and the Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to this clause (a), plus

(4) the cash return, after the Issue Date, on any other Investment made after the Issue Date pursuant to this clause (a), as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Investment so made; plus

(5) the Starter Amount.

The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the fair market value of the relevant non-cash assets, as determined in good faith by the Board of Directors of the Issuer, whose determination will be conclusive and evidenced by a Board Resolution.

(b) The foregoing will not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with clause (a) above;

(ii) dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Issuer, to all holders of any class of Capital Stock of such Restricted Subsidiary, a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Issuer;

(iii) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt;

(iv) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer in exchange for, or out of the proceeds of a substantially concurrent offering of, Qualified Equity Interests of the Issuer or of a cash contribution to the common equity of the Issuer;

(v) the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt of the Issuer in exchange for, or out of the proceeds of, a substantially concurrent offering of, Qualified Equity Interests of the Issuer or of a cash contribution to the common equity of the Issuer;

(vi) any Investment made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering of Qualified Equity Interests of the Issuer or of a cash contribution to the common equity of the Issuer;

(vii) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of any Subordinated Debt at a purchase price not greater than (x) 101% of the principal amount thereof in the event of a Change of Control pursuant to a provision no more favorable to the holders thereof than Section 4.12 or (y) 100% of the principal amount thereof in the event of an Asset Sale pursuant to a provision no more favorable to the Holders thereof than Section 4.13, provided that, in each case, prior to the repurchase the Issuer (or a Restricted Subsidiary on behalf thereof) has made an Offer to Purchase and repurchased all Notes issued under this Indenture that were validly tendered for payment in connection with the Offer to Purchase; or

(viii) Restricted Payments not otherwise permitted in an aggregate amount not to exceed US$60.0 million (or the equivalent in other currencies);

provided that, in the case of paragraphs (vi), (vii), and (viii), no Default has occurred and is continuing or would occur as a result thereof.

(d) For purposes of determining compliance with this Section, in the event that a Restricted Payment permitted pursuant to this Section or a Permitted Investment meets the criteria of more than one of the categories of Restricted Payment described in paragraphs (i) through (viii) of clause (b) above or one or more paragraphs of the definition of Permitted Investments, as the case may be, the Issuer shall be permitted to classify such Restricted Payment or Permitted Investment on the date it is made, or later reclassify all or a portion of such Restricted Payment or Permitted Investment, in any manner that complies with this Section, and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only one of such clauses of this Section or of the definition of Permitted Investments, as the case may be, provided, however, that any Restricted Payments classified under paragraph (viii) immediately prior to the Reset Date shall be reset and deemed to be zero as of the Reset Date. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

ARTICLE 3

MISCELLANEOUS

Section 3.01Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.02Counterparts. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes.

Section 3.03Continued Effect. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together. Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.04Responsibility of the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, adequacy or sufficiency of this

Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Issuer and not by the Trustee, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation or warranty as to the validity or sufficiency of the information contained in the Statement, except such information which specifically pertains to the Trustee itself, or any information incorporated therein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

GEOPARK LIMITED, as Issuer
By:	/s/ Pedro Aylwin Chiorrini
Name: Pedro Aylwin Chiorrini
Title: Authorized Officer

THE BANK OF NEW YORK MELLON, as Trustee
By:	/s/Francine Kincaid
Name:Francine Kincaid
Title: Vice President